Exhibit 99.1

Contact:	Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Net Income of $1.7 Million in First Quarter 2027

FISCAL Q1 2027 HIGHLIGHTS

$1.7 Million Net Income	$0.08 Diluted Earnings per Common Share	$5.86 Tangible Book Value per Share (non-GAAP)	0.59% NPAs to Total Assets

Fiscal First Quarter Comparison Highlights

Net Interest Income and Net Interest Margin	• $11.4 million net interest income for the quarter compared to $9.8 million in Fiscal Q1 2026 • Net interest margin at 3.34% for the quarter compared to 2.78% in Fiscal Q1 2026	Credit Quality	• Non-performing assets at 0.59% of total assets and 0.80% of total loans in Fiscal Q1 2027 • No provision booked for the quarter and recoveries of $88,000

Non-Interest Income and Non-Interest Expense	• Non-interest income of $3.6 million for the quarter, compared to $3.4 million in Fiscal Q1 2026 • Non-interest expense of $12.9 million for the quarter compared to $11.7 million in Fiscal Q1 2026	Shareholder Returns and Stock Activity	• On July 21, 2026, the Company paid a cash dividend of $0.02 per share • Tangible book value per share (non-GAAP) was $5.86

Vancouver, Washington – July 28, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income of $1.7 million, or $0.08 per diluted share, in the first fiscal quarter ended June 30, 2026. This compared to net loss of $8.0 million, or $0.39 per diluted share, in the fourth fiscal quarter ended March 31, 2026, and net income of $1.2 million, or $0.06 per diluted share, in the first fiscal quarter ended June 30, 2025.  On March 25, 2026, Riverview implemented a strategic balance sheet optimization that included the reclassification of its entire portfolio of held-to-maturity (“HTM”) securities to available-for-sale (“AFS”) securities and sale of $149.3 million in lower-yielding book value investment securities.
“Riverview’s first fiscal quarter of 2027 reflects the meaningful progress we are making through the disciplined delivery of our strategic plan,” stated Nicole Sherman, President and Chief Executive Officer. “During the quarter, the Company generated its highest net income in the past 11 quarters, supported by our strategic balance sheet optimization, prudent

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

growth, thoughtful investment in technology and talent, and strong risk oversight. This performance is a direct result of the experience, commitment, and focus of our teams across the Company, who deliver high-value solutions to our clients and build relationships grounded in trust, responsiveness, and local expertise. As a community bank, we know our clients value the difference that comes from banking local—local decision-making, personal service, and a partner who understands their business, their goals, and the communities we serve. We remain energized by the opportunities ahead and confident that our combination of disciplined financial management, strategic performance, experienced relationship banking, and deeply rooted community commitment positions Riverview to create sustainable value for our employees, clients, communities, and shareholders.”
Franchise Footprint
Riverview is the only bank headquartered in Vancouver, Washington, giving it a distinctive position in one of the Pacific Northwest’s most dynamic markets. Vancouver and Clark County have become growth centers supported by continued population gains, strong household formation, and major investments in downtown and waterfront redevelopment. Projects such as the Columbia River waterfront, Terminal 1, Waterfront Gateway, and broader downtown revitalization are strengthening Vancouver’s appeal as a place to live, work, visit, and build businesses. The local economy is broad and resilient, with strength across health care and social assistance, construction, manufacturing, logistics, professional services, and technology-related industries, anchored by major employers and regional assets such as PeaceHealth, HP, the Port of Vancouver, WaferTech/TSMC, and Sharp. These fundamentals create meaningful opportunities for Riverview to deepen community lending relationships, support small and mid-sized business growth, and continue building local deposits in its home market. Northwest Oregon remains an important complementary market, extending Riverview’s reach into a well-established economic corridor supported by technology, advanced manufacturing, apparel, outdoor products, and consumer goods companies such as Intel, Nike, and Columbia Sportswear. Oregon’s higher-income communities, strong housing values, transportation access, and innovation-oriented business base provide a stable platform for continued relationship growth. Together, Vancouver’s home-market momentum and Oregon’s established economic depth give Riverview a balanced and compelling foundation for growth across Southwest Washington and Northwest Oregon.
Income Statement Review
Riverview’s net interest income increased to $11.4 million in the current quarter compared to $10.2 million in the preceding quarter, and $9.8 million in the first fiscal quarter a year ago. The increase compared to both the prior quarter and the year ago quarter was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing. Included in the current quarter’s net interest income was $171,000 of loan prepayment income. There were no loan prepayment fees in the preceding quarter and $38,000 in the first fiscal quarter a year ago. Additionally, included in the current quarter’s net interest income is $114,000 in Visa stock sale income. There was no Visa stock sale income in the preceding quarter and $248,000 in the first fiscal quarter a year ago. Other interest income increased compared to the prior quarter due to higher interest-earning cash resulting from the balance sheet optimization.
Riverview’s net interest margin (“NIM”) was 3.34% for the first quarter of fiscal 2027, a 42 basis point increase compared to 2.92% in the preceding quarter and a 56 basis-point increase compared to 2.78% in the first quarter of fiscal 2026. “This quarter's substantial improvement in net interest margin reflects the compounding impact of our strategic balance sheet optimization and tighter expense controls coming together to set us on the path toward future growth,” said David Lam, EVP and Chief Financial Officer.
Investment securities increased $21.1 million during the quarter to $175.9 million at June 30, 2026, compared to $154.8 million at March 31, 2026, and decreased $140.4 million compared to $316.3 million at June 30, 2025. The year over year decrease was primarily due to the strategic balance sheet optimization. The average securities balances for the quarters ended June 30, 2026, March 31, 2026, and June 30, 2025, were $190.5 million, $301.7 million, and $337.2 million, respectively. The weighted average yields on securities balances for the current quarter was 2.75%, compared to a weighted average yield after the balance sheet optimization of 2.34% and the weighted average yields on securities balances before the balance sheet optimization of 1.82% at March 31, 2026, and 2.09% for the quarter ended June 30, 2025.

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

There were $24.8 million of bonds purchased as part of the balance sheet optimization near the end of the first fiscal quarter with a weighted average yield of 5.05%, compared to $24.7 million with a weighted yield average of 4.95% at the end of the fourth fiscal quarter of 2026. The balance sheet optimization has contributed approximately 26 basis points to the NIM and $0.04 to diluted earnings per common share. The duration of the investment portfolio at June 30, 2026, after the bond purchase, was approximately 5.8 years.
Riverview’s yield on loans was 5.24% during the first fiscal quarter, compared to 5.12% in the preceding quarter, and 5.02% in the first fiscal quarter a year ago. “Loan yields increased by 12 basis points compared to the prior quarter and expanded by 22 basis points compared to the same period a year ago, which reflects the progress we have made over time in repricing existing loans, pricing of new loans, and overall portfolio mix, all contributing to our margin expansion,” said Mike Sventek, EVP and Chief Lending Officer. “Our commercial lending strategy remains focused on continuing our expertise in construction and non-owner occupied lending as well as building out C&I relationship clients, which we believe strengthens the portfolio’s positioning for yield gains as the rate environment evolves.”
Deposit costs increased slightly to 1.40% during the first fiscal quarter compared to 1.37% in the preceding quarter. and increased 13 basis points compared to 1.27% in the first fiscal quarter a year ago. This is reflective of both new clients demanding higher rates, and existing clients shifting to fully insured, higher-yielding deposit products.
Non-interest income was $3.6 million during the first fiscal quarter of 2027 compared to non-interest income (loss) of ($8.0 million) in the preceding quarter and a slight increase from $3.4 million in the first fiscal quarter of 2026. Excluding the balance sheet optimization (non-GAAP), non-interest income for the first fiscal quarter of 2027 was $3.6 million, compared to $3.3 million in the fourth fiscal quarter of 2026 and $3.4 million in the first fiscal quarter of 2026.
Asset management fees remained constant at $1.6 million during the first fiscal quarter, the preceding quarter, and the first fiscal quarter a year ago. Riverview Trust Company’s assets under management were $952.2 million at June 30, 2026, compared to $908.1 million at March 31, 2026, and $900.1 million at June 30, 2025.
Non-interest expense increased to $12.9 million during the first fiscal quarter compared to $11.5 million in the preceding quarter and $11.7 million in the first fiscal quarter a year ago. “Non-interest expenses increased during the quarter, primarily reflecting continued investments in technology and our people – the systems and talent that support our long-term growth strategy. While these investments weighed expenses in the near term, we believe they strengthen the foundation of the franchise and position us to drive stronger performance, efficiency and stability going forward.  We remain disciplined in how we allocate resources, prioritizing the areas that will generate the greatest long-term return for our shareholders,” said Dan Cox, EVP and Chief Operating Officer.
Balance Sheet Review
Total loans remained steady at $1.08 billion at June 30, 2026, compared to three months earlier, and increased $25.3 million compared to a year earlier. Riverview’s loan pipeline was $93.9 million at June 30, 2026, compared to $56.4 million at the end of the preceding quarter and $72.0 million at June 30, 2025. New loan originations during the quarter totaled $33.7 million, compared to $46.3 million in the preceding quarter and $28.3 million in the first fiscal quarter a year ago. Execution of the business model continues to yield results, with total loans increasing and the loan pipeline remaining strong.
Undisbursed construction loans totaled $19.6 million at June 30, 2026, compared to $23.7 million at March 31, 2026, with most of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $26.9 million at June 30, 2026, compared to $29.9 million at March 31, 2026. Revolving commercial business loan commitments totaled $58.4 million at June 30, 2026, compared to $55.1 million at March 31, 2026. Utilization on these loans totaled 31.8% at June 30, 2026, compared to 30.1% at March 31, 2026.

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

The weighted average rate on loan originations during the quarter increased to 6.96% compared to 6.31% in the preceding quarter.
Looking ahead, loan repricing and maturities for fiscal year 2027 total $87.9 million with a weighted average rate of 4.68%, fiscal year 2028 total $91.6 million with a weighted average rate of 5.42%, fiscal year 2029 total $109.0 million with a weighted average rate of 6.05%, and in aggregate for fiscal years after 2029 total $121.0 million with a weighted average rate of 5.69%.
The office building loan portfolio totaled $114.9 million at June 30, 2026, compared to $115.5 million at March 31, 2026. The average loan balance of the office building loan portfolio was $1.6 million with an average loan-to-value ratio of 53.47% and an average debt service coverage ratio of 1.66x at June 30, 2026. Office building loans within the Portland core only consist of two loans totaling $19.9 million, which is approximately 17.4% of the total office building loan portfolio, or 1.8% of total loans.
Total deposits increased $7.4 million during the quarter to $1.26 billion at June 30, 2026, compared to $1.25 billion at March 31, 2026, and increased $51.7 million compared to $1.21 billion a year ago. During the quarter, the deposit mix continued to shift with an increase in interest checking accounts, and slight decreases in regular savings accounts, non-interest checking accounts, money market deposit accounts, and CDs. Riverview also continued to see strong traction with its fully insured sweep product, which has become an increasingly important tool for attracting and retaining customer deposits. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 50.8% at June 30, 2026, compared to 48.6% at March 31, 2026, and 48.3% at June 30, 2025.
FHLB advances remained unchanged at $16.1 million during the quarter compared to March 31, 2026, and decreased by $86.4 million compared to $102.5 million at June 30, 2025.
Shareholders’ equity was $145.3 million at June 30, 2026, compared to $145.6 million three months earlier and $162.0 million one year earlier. Tangible book value per share (non-GAAP) was $5.86 at June 30, 2026, compared to $5.76 at March 31, 2026, and $6.43 at June 30, 2025. Riverview paid a quarterly cash dividend of $0.02 per share on July 21, 2026, to shareholders of record as of July 9, 2026.
Credit Quality
“Preserving the strength and quality of our loan portfolio continues to be a priority, especially given the ongoing uncertainty around interest rates,” said Robert Benke, EVP and Chief Credit Officer. “We experienced an increase in nonperforming loans during the quarter, driven by a commercial real estate loan in which we are actively monitoring to resolve. Overall credit quality metrics remain sound, and our relationship managers’ deep client relationships continue to give us early risk visibility to respond quickly to our clients’ needs.”
Non-performing loans totaled $8.7 million or 0.80% of total loans as of June 30, 2026, compared to $7.8 million, or 0.71% at March 31, 2026, and $143,000, or 0.01% of total loans at June 30, 2025. At June 30, 2026, non-performing assets were $8.7 million, or 0.59% of total assets.
Riverview recorded $88,000 in loan recoveries for the current quarter. This compared to $1.1 million in net loan charge-offs for the preceding quarter. Riverview did not record any provision for credit losses for the current quarter, compared to a $1.2 million provision for the preceding quarter.
Classified assets were $29.9 million at June 30, 2026, compared to $12.7 million at March 31, 2026, and $10.8 million at June 30, 2025. The classified assets to total capital ratio was 17.1% at June 30, 2026, compared to 7.3% at March 31, 2026, and 5.9% a year earlier. The increase in classified assets compared to the prior quarter was primarily due to three relationship downgrades which are being managed and monitored to bring these loans current or seek full repayment. These classified loans are borrower specific and not a systemic credit segment issue.

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

The allowance for credit losses was $15.3 million at June 30, 2026, compared to $15.2 million at March 31, 2026, and $15.4 million at June 30, 2025. The allowance for credit losses remained unchanged at 1.40% of total loans for the current quarter and the prior quarter, and was 1.44% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.46% at June 30, 2026, compared to 1.45% at March 31, 2026, and 1.51% a year earlier.
Capital/Liquidity
Riverview continues to maintain strong capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.64% and a Tier 1 leverage ratio of 14.39% at June 30, 2026. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.18% at June 30, 2026.
Riverview has approximately $488.1 million in available liquidity at June 30, 2026, including $268.8 million of borrowing capacity from the FHLB and $219.3 million from the Federal Reserve Bank of San Francisco (“FRB”). At June 30, 2026, the Bank had $16.1 million in outstanding FHLB borrowings.
The uninsured deposit ratio was 27.9% at June 30, 2026. Available liquidity under both the FHLB and FRB borrowing lines would cover 138.8% of the estimated uninsured deposits.
On January 28, 2026, the Company’s Board of Directors adopted a stock repurchase program. Under this repurchase program, the Company may repurchase up to $4.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. As of June 30, 2026, Riverview had purchased 438,865 shares at an average price of $5.51 per share for a total of $2.4 million with a remaining amount to be repurchased totaling approximately $1.6 million.
Riverview is taking a strategic approach to the use of excess capital in the reinvestment of the proceeds from the investment securities sale. Riverview expects to continue to reinvest the proceeds through a combination of loan originations, purchases of higher-yielding bonds, repayment of Federal Home Loan Bank borrowings, or cash reserve. Deploying these funds into higher-yielding earning assets or paying down borrowings will inherently increase the net interest income of the Bank on a go-forward basis. Given Riverview’s strong capital levels, no additional capital was needed to support the balance sheet optimization.

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Shareholders' equity (GAAP)	$145,255	$145,636	$162,001
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(55)	(77)	(147)
Tangible shareholders' equity (non-GAAP)	$118,124	$118,483	$134,778

Total assets (GAAP)	$1,470,945	$1,463,809	$1,516,643
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(55)	(77)	(147)
Tangible assets (non-GAAP)	$1,443,814	$1,436,656	$1,489,420

Shareholders' equity to total assets (GAAP)	9.87%	9.95%	10.68%

Tangible common equity to tangible assets (non-GAAP)	8.18%	8.25%	9.05%

Shares outstanding	20,160,613	20,564,719	20,976,200

Book value per share (GAAP)	7.20	7.08	7.72

Tangible book value per share (non-GAAP)	5.86	5.76	6.43

Pre-tax, pre-provision income excluding balance sheet optimization
	Three Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Net income (loss) (GAAP)	$1,694	$(8,042)	$1,225
Include: Provision (credit) for income taxes	435	(2,474)	322
Include: Provision for credit losses	-	1,155	-
Exclude: Balance sheet optimization	-	11,350	-
Pre-tax, pre-provision income (loss) (non-GAAP)	$2,129	$1,989	$1,547

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

Net income (loss) and earnings (loss) per share including balance sheet optimization

	Three Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Net income (loss) (GAAP)	$1,694	$(8,042)	$1,225
Exclude impact of securities loss restructure, net of tax	-	8,698	-
Net income excluding securities restructure (non-GAAP)	$1,694	$656	$1,225

Basic earnings (loss) per share (GAAP)	$0.08	$(0.39)	$0.06
Exclude impact of securities loss restructure, net of tax	-	0.42	-
Basic earnings per share excluding securities restructure (non-GAAP)	$0.08	$0.03	$0.06

Diluted earnings (loss) per share (GAAP)	$0.08	$(0.39)	$0.06
Exclude impact of securities loss restructure, net of tax	-	0.42	-
Diluted earnings per share excluding securities restructure (non-GAAP)	$0.08	$0.03	$0.06

Non-interest income, excluding balance sheet optimization

	Three Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Non-interest income (GAAP)	$3,618	$(8,034)	$3,426
Exclude impact of securities loss restructure, net of tax	-	11,350	-
Non-interest income (non-GAAP)	$3,618	$3,316	$3,426

Return on average assets, return on average equity, return on average tangible equity excluding securities restructure

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025

Net income excluding securities restructure (non-GAAP)	$1,694	$656	$1,225

Average assets	$1,453,226	$1,504,206	$1,509,074
Return on average assets (non-GAAP)	0.47%	0.18%	0.33%

Average equity	$146,400	$164,918	$161,587
Return on average equity (non-GAAP)	4.64%	1.61%	3.04%

Average tangible equity (non-GAAP)	$119,242	$137,750	$134,351
Return on average tangible equity (non-GAAP)	5.70%	1.93%	3.66%

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Allowance for credit losses	$15,336	$15,248	$15,426

Loans receivable (GAAP)	$1,093,299	$1,092,484	$1,068,080
Exclude: Government Guaranteed loans	(41,563)	(42,670)	(46,965)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$1,051,736	$1,049,814	$1,021,115

Allowance for credit losses to loans receivable (GAAP)	1.40%	1.40%	1.44%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.46%	1.45%	1.51%

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.47 billion at June 30, 2026, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Metro Portland-Vancouver area, and 3 lending centers. For the past 12 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2027 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
ASSETS

Cash and cash equivalents (including interest-earning accounts of $85,772,	$102,214	$116,866	$34,172
$104,131 and $15,192)
Investment securities:
Available for sale, at estimated fair value	175,890	154,768	118,777
Held to maturity, at amortized cost	-	-	197,478
Loans receivable (net of allowance for credit losses of $15,336,
$15,248 and $15,426)	1,077,963	1,077,236	1,052,654
Prepaid expenses and other assets	12,824	13,153	12,455
Accrued interest receivable	4,513	4,133	4,493
Federal Home Loan Bank ("FHLB") stock, at cost	1,631	1,631	5,516
Premises and equipment, net	20,586	20,918	21,867
Financing lease right-of-use asset	1,029	1,048	1,106
Deferred income taxes, net	12,138	12,124	8,286
Goodwill	27,076	27,076	27,076
Core deposit intangible ("CDI"), net	55	77	147
Bank owned life insurance ("BOLI")	35,026	34,779	32,616

TOTAL ASSETS	$1,470,945	$1,463,809	$1,516,643

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,261,602	$1,254,185	$1,209,893
Accrued expenses and other liabilities	18,221	18,082	12,498
Advance payments by borrowers for taxes and insurance	567	607	558
FHLB advances	16,100	16,100	102,500
Junior subordinated debentures	27,201	27,179	27,113
Finance lease liability	1,999	2,020	2,080
Total liabilities	1,325,690	1,318,173	1,354,642

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2026 – 20,160,613 issued and outstanding;
March 31, 2026 – 20,564,719 issued and outstanding;	200	203	208
June 30, 2025 – 20,976,200 issued and outstanding;
Additional paid-in capital	49,483	51,112	53,501
Retained earnings	115,006	113,713	120,522
Accumulated other comprehensive loss	(19,434)	(19,392)	(12,230)
Total shareholders’ equity	145,255	145,636	162,001

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,470,945	$1,463,809	$1,516,643

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
INTEREST INCOME:
Interest and fees on loans receivable	$14,241	$13,673	$13,352
Interest on investment securities - taxable	1,253	1,288	1,667
Interest on investment securities - nontaxable	42	64	65
Other interest and dividends	832	268	291
Total interest and dividend income	16,368	15,293	15,375

INTEREST EXPENSE:
Interest on deposits	4,361	4,247	3,774
Interest on borrowings	611	865	1,760
Total interest expense	4,972	5,112	5,534
Net interest income	11,396	10,181	9,841
Provision for credit losses	-	1,155	-

Net interest income after provision for credit losses	11,396	9,026	9,841

NON-INTEREST INCOME:
Fees and service charges	1,641	1,465	1,572
Asset management fees	1,634	1,571	1,552
Income from BOLI	247	243	222
Loss on sale of investment securities	-	(11,350)	-
Other, net	96	37	80
Total non-interest income (loss), net	3,618	(8,034)	3,426

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,028	6,874	7,247
Occupancy and depreciation	1,840	1,927	1,868
Data processing	912	852	742
Amortization of CDI	22	23	24
Advertising and marketing	330	235	237
FDIC insurance premium	187	170	164
State and local taxes	343	324	225
Telecommunications	55	53	46
Professional fees	480	400	416
Other	688	650	751
Total non-interest expense	12,885	11,508	11,720

INCOME (LOSS) BEFORE INCOME TAXES	2,129	(10,516)	1,547
PROVISION FOR (BENEFIT OF) INCOME TAXES	435	(2,474)	322
NET INCOME (LOSS)	$1,694	$(8,042)	$1,225

Earnings (loss) per common share:
Basic	$0.08	$(0.39)	$0.06
Diluted	$0.08	$(0.39)	$0.06
Weighted average number of common shares outstanding:
Basic	20,373,277	20,670,199	20,976,200
Diluted	20,373,277	20,670,199	20,976,200

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

(Dollars in thousands)	At or for the three months ended
	June 30, 2026	March 31, 2026	June 30, 2025
AVERAGE BALANCES
Average interest–earning assets	$1,369,719	$1,412,633	$1,424,130
Average interest-bearing liabilities	999,332	1,030,844	1,021,606
Net average earning assets	370,387	381,789	402,524
Average loans	1,090,371	1,083,614	1,066,712
Average deposits	1,249,477	1,254,645	1,195,612
Average equity	146,400	164,918	161,587
Average tangible equity (non-GAAP)	119,242	137,750	134,351

ASSET QUALITY	June 30, 2026	March 31, 2026	June 30, 2025

Non-performing loans	$8,739	$7,764	$143
Non-performing loans to total loans	0.80%	0.71%	0.01%
Non-performing assets	$8,739	$7,764	$143
Non-performing assets to total assets	0.59%	0.53%	0.01%
Net loan charge-offs (recoveries) in the quarter	$(88)	$1,105	$(52)
Net charge-offs (recoveries) in the quarter/average net loans	-0.03%	0.41%	(0.02)%
Real estate/repossessed assets owned	$-	$-	$-

Allowance for credit losses	$15,336	$15,248	$15,426
Average interest-earning assets to average
interest-bearing liabilities	137.06%	137.04%	139.40%
Allowance for credit losses to
non-performing loans	175.49%	196.39%	10787.41%
Allowance for credit losses to total loans	1.40%	1.40%	1.44%
Shareholders’ equity to assets	9.87%	9.95%	10.68%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.64%	15.62%	16.56%
Tier 1 capital (to risk weighted assets)	14.39%	14.37%	15.31%
Common equity tier 1 (to risk weighted assets)	14.39%	14.37%	15.31%
Tier 1 capital (to average tangible assets)	10.95%	10.60%	11.16%
Tangible common equity (to average tangible assets) (non-GAAP)	8.18%	8.25%	9.05%

DEPOSIT MIX	June 30, 2026	March 31, 2026	June 30, 2025

Interest checking	$348,433	$316,449	$277,632
Regular savings	149,972	153,490	159,747
Money market deposit accounts	223,351	242,169	233,553
Non-interest checking	292,672	293,458	306,768
Certificates of deposit	247,174	248,619	232,193
Total deposits	$1,261,602	$1,254,185	$1,209,893

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2026	(Dollars in thousands)
Commercial business	$222,902	$-	$-	$222,902
Commercial construction	-	-	7,493	7,493
Office buildings	-	114,894	-	114,894
Warehouse/industrial	-	116,568	-	116,568
Retail/shopping centers/strip malls	-	89,698	-	89,698
Assisted living facilities	-	340	-	340
Single purpose facilities	-	290,210	-	290,210
Land	-	13,168	-	13,168
Multi-family	-	102,956	-	102,956
One-to-four family construction	-	-	14,167	14,167
Total	$222,902	$727,834	$21,660	$972,396

March 31, 2026	(Dollars in thousands)
Commercial business	$219,846	$-	$-	$219,846
Commercial construction	-	-	13,619	13,619
Office buildings	-	115,462	-	115,462
Warehouse/industrial	-	118,292	-	118,292
Retail/shopping centers/strip malls	-	90,388	-	90,388
Assisted living facilities	-	343	-	343
Single purpose facilities	-	287,149	-	287,149
Land	-	9,143	-	9,143
Multi-family	-	103,614	-	103,614
One-to-four family construction	-	-	10,421	10,421
Total	$219,846	$724,391	$24,040	$968,277

LOAN MIX	June 30, 2026	March 31, 2026	June 30, 2025
Commercial and construction	(Dollars in thousands)
Commercial business	$222,902	$219,846	$231,826
Other real estate mortgage	727,834	724,391	693,882
Real estate construction	21,660	24,040	20,133
Total commercial and construction	972,396	968,277	945,841
Consumer
Real estate one-to-four family	95,056	96,698	98,147
Other installment	25,847	27,509	24,092
Total consumer	120,903	124,207	122,239

Total loans	1,093,299	1,092,484	1,068,080

Less:
Allowance for credit losses	15,336	15,248	15,426
Loans receivable, net	$1,077,963	$1,077,236	$1,052,654

DETAIL OF NON-PERFORMING ASSETS
	Northwest	Southwest
	Oregon	Washington	Total
June 30, 2026	(Dollars in thousands)
Commercial business	$120	$487	$607
Commercial real estate	8,102	30	8,132
Total non-performing assets	$8,222	$517	$8,739

RVSB First Fiscal Quarter 2027 Results
July 28, 2026

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2026	March 31, 2026	June 30, 2025

Efficiency ratio (4)	85.82%	536.00%	88.34%
Coverage ratio (6)	88.44%	88.47%	83.97%
Return on average assets (1)	0.47%	-2.17%	0.33%
Return on average equity (1)	4.64%	-19.77%	3.04%
Return on average tangible equity (1) (non-GAAP)	5.70%	-23.67%	3.66%

NET INTEREST SPREAD
Yield on loans	5.24%	5.12%	5.02%
Yield on investment securities	2.75%	1.82%	2.09%
Total yield on interest-earning assets	4.80%	4.39%	4.34%

Cost of interest-bearing deposits	1.83%	1.80%	1.72%
Cost of FHLB advances and other borrowings	5.41%	4.88%	5.06%
Total cost of interest-bearing liabilities	2.00%	2.01%	2.17%

Spread (7)	2.80%	2.38%	2.17%
Net interest margin	3.34%	2.92%	2.78%

PER SHARE DATA
Basic earnings (loss) per share (2)	$0.08	$(0.39)	$0.06
Diluted earnings (loss) per share (3)	0.08	(0.39)	0.06
Book value per share (5)	7.20	7.08	7.72
Tangible book value per share (5) (non-GAAP)	5.86	5.76	6.43
Market price per share:
High for the period	$6.08	$5.66	$6.40
Low for the period	5.14	5.01	5.33
Close for period end	5.43	5.50	5.50
Cash dividends declared per share	0.0200	0.0200	0.0200

Average number of shares outstanding:
Basic (2)	20,373,277	20,670,199	20,976,200
Diluted (3)	20,373,277	20,670,199	20,976,200

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.